EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333‑214788) of Smith‑Midland Corporation of our report dated April 17, 2023, with respect to the consolidated financial statements of Smith‑Midland Corporation included in this Annual Report on Form 10‑K for the year ended December 31, 2023.

/s/ FORVIS, LLP

Richmond, Virginia

May 23, 2024